18


                    SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[X]  Definitive  Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant  to  240.14a-11 (c) or 240.14a-
12

                      HAROLD'S STORES, INC.
        (Name of Registrant as Specified in its Charter)

                         NOT APPLICABLE
     (Name of Person(s) Filing Proxy Statement if Other Than
                           Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.


[ ]  Fee computed  on table below per Exchange Act Rules 14a-
6(i)1) and 0-11.

     1) Title of each class securities to which transaction applies:_________________.

     2) Aggregate number of securities to which transaction applies:________________.

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
          0-11:______________.

     4)   Proposed maximum aggregate value of
transaction:_______________.

     5)   Total fee paid:________________.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

     1)   Amount Previously Paid:____________.

     2)   Form, Schedule or Registration Statement
No:_________________.

     3)   Filing Party:_____________________.

     4)   Date filed:_______________________.



NOTICE OF 1998
ANNUAL MEETING OF
SHAREHOLDERS AND
PROXY STATEMENT


Dear Harold's Shareholder:

On behalf of the Board of Directors and management of Harold's Stores, Inc., I am pleased to invite you to attend the 1998 Annual Meeting of Shareholders. The meeting will be held in the Presidents' Room, third floor north of the University of Oklahoma, Oklahoma Memorial Union in Norman, Oklahoma, beginning at 2:00 p.m., local time, on Friday, June 26, 1998. A copy of our Annual Report to Shareholders for the fiscal year ended January 31, 1998 is enclosed.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting, including the election of eleven directors. During the meeting, there will also be a report by management on the Company's business, as well as a discussion period during which you will be able to ask questions.

Whether or not you plan to attend in person, please mark your proxy in the space provided. It is important that your shares be represented by a proxy, even if you cannot be present. Take a moment now to sign, date and return your proxy in the envelope provided. If you have multiple accounts and received more than one set of this material, please be sure to return each proxy.

I look forward to greeting you at this year's Annual Meeting.

Sincerely,



Rebecca P. Casey
Chairman of the Board












     HAROLD'S STORES, INC., 765 ASP, POST OFFICE DRAWER 2970
             NORMAN, OKLAHOMA  73070 (405) 329-4045
                      HAROLD'S STORES, INC.
                             765 Asp
                     Norman, Oklahoma  73069

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON JUNE 26, 1998



TO OUR SHAREHOLDERS:

The 1998 Annual Meeting of Shareholders of Harold's Stores, Inc. ("the Company") will be held in the Presidents' Room of the University of Oklahoma Memorial Student Union in Norman, Oklahoma, on Friday, June 26, 1998, at 2:00 p.m., local time, for the following purposes:

1. To elect eleven (11) directors to hold office until the next annual meeting of the shareholders and until their respective successors shall have been elected and qualified.


2. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

The Annual Meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in the notice may be taken without further notice to the shareholders unless required by the Bylaws.

Shareholders of record of Common Stock at the close of business on April 30, 1998 are entitled to notice of, and to vote on all matters at, the Annual Meeting. A list of such shareholders will be available for examination by any shareholder for any purpose germane to the Annual Meeting, during normal business hours, at the principal office of the Company, 765 Asp, Norman, Oklahoma, for a period of ten days prior to the Annual Meeting and at the Annual Meeting.

BY THE ORDER OF THE BOARD OF DIRECTORS



H. RAINEY POWELL
Secretary

DATED: May 27, 1998













                      HAROLD'S STORES, INC.
                         PROXY STATEMENT
                 ANNUAL MEETING OF SHAREHOLDERS
                          JUNE 26, 1998

The following information is furnished in connection with the 1998 Annual Meeting of Shareholders of Harold's Stores, Inc., an Oklahoma Corporation, (the "Company") which will be held on Friday, June 26, 1998, at 2:00 p.m., local time, in the Presidents' Room of the University of Oklahoma, and at any adjournment or adjournments thereof, and will be mailed on or about May 29,1998 to the holders of record of Common Stock as of the record date.

The record date for determining shareholders entitled to notice of and to vote at, the Annual Meeting has been fixed as the close of business on April 30, 1998. On that date, the Company had 6,054,226 shares of Common Stock outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

The enclosed proxy for the Annual Meeting is being solicited by the Company's Board of Directors and is revocable at any time prior to the exercise of the powers conferred thereby. The cost of the solicitation of proxies in the enclosed form will be borne by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, or facsimile, and by banks, brokerage houses and other institutions. Nominees or fiduciaries will be requested to forward the solicitation material to their principals and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to their principals.

Unless otherwise directed in the accompanying form of proxy, the persons named therein will vote FOR the election of the eleven director nominees. Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by
(a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting or (c) executing and delivering to the Company a later dated proxy. Written revocations and later dated proxies should be sent to Harold's Stores, Inc., Post Office Drawer 2970, Norman, Oklahoma 73070.

ANNUAL REPORT

The Company's Annual Report to Shareholders covering the fiscal year ended January 31, 1998 ("fiscal 1998"), including audited financial statements, is enclosed. No part of the Annual Report is incorporated in this Proxy Statement or is deemed to be a part of the material for the solicitation of proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 30, 1998 by (i) each nominee for election as a director, (ii) the Company's chief executive officer and its four other most highly compensated executive officers, (iii ) all executive officers and directors of the Company as a group, and (iv) all those known by the Company to be beneficial owners of more than five percent of the Company's Common Stock.


                                              Beneficial Ownership

               Beneficial Owner           Number            Percentage
                                              of
                                          Shares             of Class
Directors and Certain Executive
Officers:
Harold G. Powell                         288,356  (2)(3)       4.7%
Rebecca Powell Casey                     817,067  (3)(4)(5)   13.4%
   4525 McKinney, Dallas TX 75205
H. Rainey Powell                         509,814  (3)(6)       8.4%
    765 Asp., Norman, OK 73609
Kenneth C. Row                            24,461  (3)           *
Janet F. Firth                            14,322  (3)           *
James R. Agar                             15,339  (3)           *
Michael T. Casey                         371,870  (3)(4)(7)    6.1%
    4525 McKinney, Dallas ,TX 75205
Robert B. Cullum, Jr.                     12,327  (3)           *
Lisa Powell Hunt                         395,191  (3)(8)       6.5%
    3940 Marquette, Dallas, TX 75225
W.  Howard Lester                          8,438  (3)           *
Gary  C. Rawlinson                        14,210  (3)           *
William F. Weitzel                        13,651  (3)           *
All directors and Executive Officers   2,507,373  (9)         39.7%
    as a Group (17 persons)
Other Beneficial Owners Of  More than
5% of the Common Stock;
The Security National Bank and Trust     492,795  (10)         8.1%
Company of Norman,
   as Trustee
   200 East Main, Norman, OK 73069
Inter-Him N.V.                           418,878               6.9%
   Prof. Kernkampweg 8a, Post Office
Box 3361
   Curacao, Netherlands Antilles
Laifer Capital Management, Inc.          513,541               8.5%
   Hilltop Partners, L.P.
   45 West 45th Street
   New York, NY   10036
SAFECO Asset Management Company          712,771              11.8%
   SAFECO Plaza
   Seattle, Washington  98185
_____________________

* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal shareholders and applicable Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of ownership for each person is calculated in accordance with rules of Securities and Exchange Commission without regard to shares of Common Stock issuable upon exercise of outstanding stock options, except that any shares a person is deemed to own by having a right to acquire by exercise of an option are considered outstanding solely for purposes of calculating such person's percentage ownership.

(2) Included in this amount are 90,298 shares held by The Security National Bank and Trust Company of Norman ("Security"), as Trustee of the Elizabeth M. Powell Trust A, over which Harold
G. Powell possesses a general power of appointment exercisable at his death. Such shares are also included in the beneficial ownership of Security. See footnote (10) below. Mr. Powell may also be deemed to have shared voting power over 402,497 shares held by Security, as trustee of Elizabeth M. Powell Trust B, which are not included in the number of shares indicated as beneficially owner by Mr. Powell.


(3) Includes shares that the named individuals have the right to acquire by exercise of stock options granted under the Company's 1993 Performance and Equity Incentive Plan, which are currently exercisable as follows: Harold G. Powell - 51,534; Rebecca Powell Casey - 56,052; H. Rainey Powell - 44,152; Kenneth C. Row
- 19,577; Janet F. Firth - 11,436; James R. Agar - 8,438; Michael
T. Casey - 8,438; Robert B. Cullum, Jr. - 8,438; Lisa Powell Hunt
- 8,438; W. Howard Lester - 8,438; Gary C. Rawlinson - 8,438; and William F. Weitzel - 8,103.

(4)  Michael  T. Casey and Rebecca Powell Casey are  husband  and
wife.   The  beneficial  ownership of each  spouse  excludes  the
shares held by the other. Mr. and Mrs. Casey disclaim beneficial ownership of the other's shares.

(5) Included in this amount are 105,123 shares which are held by Ms. Casey as custodian for the benefit of her minor children.

(6) Included in this amount are 72,182 shares which are held by Mr. Rainey Powell as custodian for the benefit of his minor children. Not included are 66,875 shares of Common Stock held by Mr. Rainey Powell's wife, over which Mr. Rainey Powell disclaims beneficial ownership.

(7) Included in this amount are 42,000 shares held by Michael  T.
Casey as Trustee of the H. Rainey and Mary U. Powell Family  1997
Irrevocable Trust Agreement.

  (8) Included in this amount are 85,656 shares which are held by Ms. Hunt as custodian for the benefit of her minor children. Not included are 35,041 shares of Common Stock held by Ms. Hunt's husband, over which Ms. Hunt disclaims beneficial ownership.

(9) Includes 257,713 shares which the directors and the executive officers as a group have the right to acquire by exercise of stock options granted under the Company's 1993 Performance and Equity Incentive Plan which are currently exercisable.

(10)  All  shares are held in its capacity as trustee.   Of  such
total, 90,298 shares are also included in Harold G. Powell's beneficial ownership. See footnote (2) above.

PROPOSAL 1:
ELECTION OF DIRECTORS
The Board of Directors of the Company, pursuant to the provisions of the Company's Certificate of Incorporation and Bylaws, has established an eleven-member Board of Directors, and has nominated all of the current eleven directors for re-election by the shareholders at the Annual Meeting. If elected, the director nominees will hold office until the next annual shareholders'
meeting   and  until  their  successors  are  duly  elected   and
qualified.

The Company's Board of Directors meets quarterly. During fiscal 1998, all directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served, other than W. Howard Lester, who due to illness only attended 25% of the meetings. All of the nominees for re-election named below have indicated their intent to serve if elected. If any nominee for a position on the Board of Directors of the Company is unable to stand for election for any reason, the proxy holders named in the proxy are expected to vote for the substitute nominee in that position designated by the Board of Directors or, if one is not so designated, are expected to consult with the Board of Directors of the Company in determining how to vote the shares they represent.

Nominees
The nominees for election as directors of the Company are as follows:


                     Name          Age  Director
                                        Since

             Harold G. Powell      74     1987
             Rebecca Powell Casey  46     1987
             H. Rainey Powell      44     1987
             Kenneth C. Row        33     1993
             James R. Agar         66     1987
             Michael T. Casey      49     1988
             Robert B. Cullum, Jr. 49     1993
             Lisa Powell Hunt      42     1987
             W. Howard Lester      62     1995
             Gary C. Rawlinson     56     1987
             William F. Weitzel,   61     1989
             Ph.D.

The following is certain biographical information relating to each nominee-director:

Harold G. Powell founded the Company in 1948 and was named Chairman Emeritus in 1998. Mr. Powell was Chairman of the Board since its reorganization in 1987 and was Chairman and Chief Executive Officer from 1987 to 1992. Mr. Powell opened the first Harold's clothing store at the Norman, Oklahoma location in 1948.

Rebecca Powell Casey was appointed Chairman of the Board in 1998 and has been Chief Executive Officer of the Company since 1992, and prior to that time had been President from 1987 to 1988, and Executive Vice President - Merchandise and Product Development from 1989 to 1991. Ms. Casey has been employed by the Company in various managerial positions since 1977. Ms. Casey is a daughter of Harold G. Powell and the wife of Michael T. Casey.

H. Rainey Powell was appointed President and Chief Operating Officer in 1992. Mr. Powell has previously served as Chief Financial Officer. Mr. Powell has been employed by the Company and its predecessors in various managerial positions since 1978. Mr. Powell is the son of Harold G. Powell.

Kenneth  C.  Row  was appointed Executive Vice President  of  the
Company in 1992. Prior to that time and since 1988, Mr. Row was Vice President - Marketing of the Company. Mr. Row has been employed by the Company and its predecessors in various managerial positions since 1986.

James R. Agar is President of Partners in 30/30, Inc., a cattle raising and feeding operation, and a director of North American Insurance, Inc., an insurance company. He serves as Chairman of the Special Real Estate Committee and serves on the Audit, Strategic Planning and Compensation Committees.

Michael  T.  Casey has served as Chairman of the Board  of  Grand
Prairie State Bank, Texas, a privately owned bank, since 1989, and is President of Casey Bancorp, Inc., a privately owned bank holding company. Prior to and since that time, Mr. Casey has been engaged in investments and banking. He previously served as a Senior Vice President of the Company from 1989 until 1991. Mr. Casey currently serves on the board of directors of several other privately held banking organizations in metropolitan Dallas, Texas, including, North American Bancshares and American Bank of Texas. Mr. Casey is the husband of Rebecca Powell Casey.

Robert B. Cullum, Jr. is a Partner of Fairway Capital Partners, Ltd and Wayfair Capital Partners, Ltd, both of which are privately held real estate investment partnerships based in Dallas, Texas. Mr. Cullum was involved for 30 years in the supermarket industry with Cullum Co., Inc. Presently, he is actively engaged in real estate development with Wayfair Capital Partners, Ltd. and Fairway Capital Partners, Ltd. He serves on the Special Real Estate Committee and the Audit Committee.

Lisa  Powell  Hunt  is engaged in investments  and  was  formerly
employed   by  The  First  Boston  Corporation  as  a  registered
institutional sales executive from 1980 to 1984. Ms. Hunt is the daughter of Harold G. Powell.

W. Howard Lester has been Chairman and Chief Executive Officer of Williams-Sonoma, Inc., a retailer of specialty cooking equipment and home furnishings and accessories since 1978 and is a director of The Good Guys, Inc., an electronics retailer; CKE (Carl's), a food service company; and Il Fornaio, U.S.A., a restaurant/bakery company which he brought to the U.S. from Italy.

Gary C. Rawlinson is a shareholder-director of the law firm of Crowe & Dunlevy, A Professional Corporation, and has been affiliated with such firm and its predecessor since 1968, which firm serves as general counsel to the Company. Mr. Rawlinson serves as Chairman of the Audit Committee and serves on the Strategic Planning and Compensation Committees.

William F. Weitzel, Ph.D. is Professor Emeritus of Business Administration at the University of Oklahoma, having served there from 1978 to 1996. Mr. Weitzel is President of WISE Corporation, a management consulting organization. Mr. Weitzel serves as Chairman of the Compensation Committee and the Strategic Planning and Compensation Committees, and serves on the Audit Committee and Special Real Estate Committee.

Committees
The Company's Board of Directors has an Audit Committee, Compensation Committee, Strategic Planning Committee and a Special Real Estate Committee. The Strategic Planning and
Special Real Estate Committees are comprised of three outside directors while the Audit and Compensation Committees are comprised of four outside directors.

The Audit Committee's functions include reviewing internal controls and recommending to the Board of Directors the engagement of the Company's independent certified public accountants, reviewing with such accountants the plan for and results of their audit of the Company's consolidated financial statements and determining the independence of such accountants. The Audit Committee met twice during fiscal 1998.

The Compensation Committee's function is to evaluate and recommend changes in compensation for all executive officers and certain other key personnel, and the creation and implementation of employee benefit plans and special employment and consulting agreements. The Compensation Committee met twice during fiscal 1998.

The Strategic Planning Committee's function is to review the comprehensive plan developed by management stating how the Company will accomplish its mission and objectives. The Strategic Planning Committee did not hold any meetings during fiscal 1998.

The Special Real Estate Committee's functions include the review and analysis of any related party real estate leasing or purchase transactions. The Special Real Estate Committee met twice during fiscal 1998.

The Board of Directors does not have a nominating committee. The entire Board performs this function and evaluates and recommends nominees for election to the Board of Directors.

Director Compensation
Non-employee directors of the Company receive $1,000 for each full Board meeting and $500 for each standing committee meeting attended. In addition, under the Company's 1993 Performance and Equity Incentive Plan, each incumbent non-employee director received on the date of the Company's 1995 Annual Meeting of Shareholders an option grant to purchase 4,500 shares of Common Stock of the Company and, while serving as a director, will receive additional option grants to purchase 1,500 shares of Common Stock as of the date of each subsequent annual meeting of shareholders. Any new non-employee director will receive under the Company's 1993 Performance and Equity Incentive Plan an initial option grant to purchase 4,500 shares of Common Stock upon election to the Board of Directors and, while serving as a director, will receive additional option grants to purchase 1,500 shares of Common Stock as of the date of each subsequent annual meeting of shareholders. All directors of the Company are entitled to a discount on their clothing purchases off the retail price before markdowns and promotional discounts.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE  ACT  OF
1934
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who beneficially own more than 10% of the Company's Common Stock to file with the
Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than 10% beneficial owners are required by regulation to furnish to the Company copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal 1998, to the Company's knowledge all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners during fiscal 1998 were complied with on a timely basis, except H. Rainey Powell was inadvertently late in filing one report with respect to one transaction; Curtis Elliott, Vice-President, Director of Planning and General Merchandise Manager and Henry F. James, Vice-President, Men's Merchandise were inadvertently late in filing initial reports of ownership after election to such offices.
OFFICER COMPENSATION AND OTHER INFORMATION

Officers
The officers of the Company are as follows:

               Name                  Principal
                                     Position

Harold G. Powell                     Chairman Emeritus
Rebecca Powell Casey                 Chairman of the Board and Chief
                                     Executive Officer
H. Rainey Powell                     President and Chief Operating
                                     Officer
Kenneth C. Row                       Executive Vice President
Jodi L. Taylor                       Chief Financial Officer
Linda L. Daugherty                   Vice President and Controller
Curtis E. Elliott                    Vice President - Planning and
                                     Merchandise
Janet F. Firth                       Vice President - Ladies
                                     Merchandise
Henry F. James                       Vice President - Men's Merchandise
Jeffrey T. Morrell                   Vice President - Human Resources

The officers of the Company are elected by the Board of Directors and serve as its discretion. The following is a brief description of the business background of each of the officers who are not also directors of the Company. For biographical information concerning Harold G. Powell, Rebecca Powell Casey, H. Rainey Powell, and Kenneth C. Row, see "Election of Directors - Nominees."

Jodi L. Taylor was appointed as Chief Financial Officer in March 1998. Prior to that time, she served as Chief Financial Officer, Secretary and Treasurer of Baby Superstore, Inc. In 1997, Baby Superstore was acquired by Toys "R" Us, Inc., and Ms. Taylor remained as an executive involved with the merger and transition until joining Harold's Stores, Inc. in 1998. Ms. Taylor is a CPA who worked for Deloitte Haskins and Sells (now Deloitte & Touche) for 2 1/2 years, before joining Baby Superstore in 1986.

Linda L. Daugherty has served as Vice President and Controller of the  Company  since 1994.  Prior to that time, Ms. Daugherty  was
employed   by  the  Company  and  its  predecessors  in   various
managerial capacities since 1980.

Curtis E. Elliott has served as Vice President - Planning and Merchandise since 1997. Prior to that time, he worked for Comshare Retail, Incorporated as Project Manager and Senior Retail Consultant before joining Charming Shoppes, Inc. as the Division Director of Planning for the Men's and Kids Division in 1995.

Janet  F. Firth has served as Vice President - Ladies Merchandise
Manager of the Company since 1987. Prior to that time Ms. Firth was employed by the Company and its predecessors in various managerial capacities since 1984.

Henry F. James has served as Vice President - Men's Division since 1997. Mr. James served as Men's Merchandise Manager from
1996 to 1997, and prior to that time was a sportswear buyer since
1992.

Jeffrey T. Morrell has served as Vice President - Human Resources of the Company since 1996. Mr. Morrell served as Vice President
- Stores from 1993 to 1996, and prior to that time was employed in various managerial capacities since 1990.

Compensation
The following table sets forth information with respect to the chief executive officer and the other four most highly compensated executive officers of the Company and its subsidiaries as to whom the total annual salary and bonuses for fiscal 1998 exceeded $100,000 ("named executive officers").

                     Summary Compensation Table
                                                  Long-Term
                           Annual Compensation    Compensati
                                                     on
                                                  Securities
    Name and      Fiscal                          Underlying   All Other
    Principal      Year     Salary(1)   Bonus(2)    Options    Compensation
    Position       Ended                            (#)(3)     (4)

Rebecca Powell     1998     $220,000        $0     10,500       $2,462
Casey              1997      220,000    70,000     17,089        1,731
Chief Executive    1996      220,000    90,000       -           1,990
Officer


Harold G. Powell   1998     $180,000        $0     10,500      $27,375
Chairman of the    1997      180,000    29,000     12,128       27,583
Board              1996      180,000    40,000       -          27,120



H. Rainey Powell   1998     $160,000       $0     10,500       $2,375
President, Chief   1997      160,000   48,000     12,404        2,834
Operating Officer  1996      160,000   65,000       -           2,855
and Secretary


Kenneth C. Row     1998     $145,000   $6,000(5)    5,775        $779
Executive Vice     1997      135,000   31,000(5)    7,994         954
President          1996      125,000   25,000        -            719



Janet F. Firth     1998    $110,000    $2,000(5)    5,250      $3,299
Vice President -   1997    $100,000    12,000(5)       -        3,305
Ladies'            1996      91,500    10,000          -        2,949
Merchandise
Manager


(1) Personal benefits provided by the Company to each of the named executive officers do not exceed 10% of total annual salary and bonus reported for the named executive officer and are not included in this total.
(2) The bonus compensation earned is based upon the results of operations of the Company during the fiscal year.
(3) Reflects adjustments made to the number of securities underlying the options pursuant to the antidilution provisions of the applicable option agreements as a result of a five and ten percent stock dividends paid by the Company subsequent to the date of grant of the options.
(4) Includes contributions made by the Company to the Tax Savings Retirement Thrift Plan and Employee Stock Purchase Plan on behalf of the named executive officer and deferred compensation of $25,000 per year payable to Harold G. Powell.
(5) Includes bonus awards of Common Stock granted to the named executive officer pursuant to the Company's 1993 Performance and Equity Incentive Plan. The stock bonuses paid to Kenneth C. Row in fiscal 1996, 1997 and 1998 consisted of shares having a market value on the date of the award of $4,000, $6,000, and $6,000, respectively. The stock bonus paid to Janet F. Firth during fiscal 1996, 1997 and 1998 consisted of shares having a market value on the date of the award of $3,000, $4,000, and $2,000, respectively.

Option Grants In Fiscal 1998
     The following table provides information with respect to the named executive officers who received grants of options in fiscal 1998.

            Individual Option Grants In Last Fiscal Year (1)


                       Percent
                      of Total
                       Options                              Potential
             Number    Granted                            Realizable Value
               of        to                                      at
           Securities  Employees                           Assumed Annual
           Underlying     in                                Rates of Stock
            Options     Fiscal    Exercise  Expiration        Price
   Name    Granted(#)   year 1998   Price       Date       Appreciation
                                                         for Option Term(2)
                                                         5%           10%

Harold G.    10,500    11.11%     $9.048    May 15,    $ 59,747 $151,411
Powell                                        2007

Rebecca P.   10,500    11.11%     9.048     May 15,     59,747  151,411
Casey                                         2007

H. Rainey    10,500    11.11%     9.048     May 15,     59,747  151,411
Powell                                        2007

Kenneth C.   5,775      6.11%     9.048     May 15,     32,860   83,276
Row                                           2007

Janet F.     5,250      5.56%     9.048     May 15,     29,873   75,705
Firth                                         2007

  (1) All options granted to the named executive officers during fiscal 1998 are non-qualified with an exercise price of $9.048 (closing price on date of grant), a ten-year term, and become vested and exercisable in annual installments of 20% of the total number of shares covered by the option, beginning on the grant date, and on each annual anniversary date of the grant date, an additional 20% of the shares will vest and become exercisable.
(2) These amounts are calculated based on certain assumed rates of appreciation and annual compounding from the date of grant to the end of the option term. Actual gains, if any, on stock option exercises and common stockholdings are dependent on the future performance of the common stock and overall stock market condition. There can be no assurance that the amounts reflected in this table will be achieved.

     The following table provides information with respect to the named executive officers concerning the exercise of options during fiscal 1998 and unexercised options held as of January 31, 1998.

                Option Exercises And Year-End Valuation Table

         Shares
         Acquired             Number of Securities
           on     Value     Underlying Unexercised    Value of Unexercised
         Exercise Realized    Options at Fiscal     In-The-Money Options At
  Name     (#)      ($)         Year End(#)            Fiscal Year End ($)
                         Exercisable  Unexercisable  Exercisable  Unexercisable

Rebecca      -        -       52,716       29,804           $  0         $  0
P. Casey
Harold       -        -       49,109       26,217              0            0
G.
Powell
H.           -        -       41,671       24,497              0            0
Rainey
Powell
Kenneth      -        -       17,978       27,755            584            0
C. Row
Janet F.     -        -       11,436       17,679            584            0
Firth

Employment Agreements
The Company has an employment agreement with Harold G. Powell, Chairman Emeritus of the Company, which continues until January 31, 1999. Pursuant to this agreement, Mr. Powell is paid an annual salary of $125,000, deferred annual compensation of $25,000 and a performance bonus in an annual amount to be determined by the Compensation Committee after the results of operations covered by the employment contract have been calculated. Subject to certain terms, at the end of the agreement, Mr. Powell's employment will be converted to that of part-time consultant for a period of ten years at an annual salary of $50,000.

The Company also has employment agreements with Rebecca Powell Casey, the Chief Executive Officer of the Company, and H. Rainey Powell, the President and Chief Operating Officer of the Company. These agreements were entered into effective as of the beginning of fiscal 1999 and establish their base salaries as constant through the duration of the agreements which terminate on January 31, 2003. Rebecca Powell Casey's agreement provides annual compensation of $220,000 plus an annual performance bonus. H. Rainey Powell's agreement provides for annual compensation of $180,000 plus an annual performance bonus. The annual performance bonus is determined by the Compensation Committee after the results of operations covered by the employment contract have been calculated. Neither of these contracts provide for deferred compensation or part-time consultant positions after the termination dates of such contracts.

Compensation Committee Interlocks and Insider Participation During fiscal 1998, the Compensation Committee of the Board of
Directors was composed of four non-employee directors, James R. Agar, Robert B. Cullum, Jr., Gary C. Rawlinson and William F. Weitzel. None of the members of the Compensation Committee have ever been an officer of the Company or its subsidiaries. During fiscal 1998, none of the Company's executive officers served as a director or member of the compensation committee of another entity in which any member of the Company's Compensation Committee or any other director of the Company was an executive officer.

Compensation Committee Report on Executive Compensation
The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, including specific compensation levels for the Company's executive officers, and administers the Company's 1993 Performance and Equity Incentive Plan and other employee incentive plans. The components of the Company's executive officer compensation program and the basis on which fiscal 1998 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the named executive officers, are discussed below.

The Compensation Committee generally believes that the total cash compensation of its executive officers should be similar to the total cash compensation of similarly-situated executives of peer group public companies within the apparel and accessories stores industry. Further, a significant portion of the complete compensation package should be tied to the Company's success in achieving profit, cash flow, and Company growth.

A competitive base salary is considered vital to support the continuity of management. The Compensation Committee has established the base salaries of the Company's executive officers based in part on a survey of executive compensation paid by local and national retail companies. This survey was compiled for the Compensation Committee by The Wyatt Company and others in fiscal 1995. The Compensation Committee also considers the experience, capability and overall performance of the each executive officer, as well as the competitive marketplace for executive talent in establishing base salaries.

As discussed elsewhere herein, the Company has employment agreements with its three primary executive officers, Harold G. Powell, Rebecca Powell Casey and H. Rainey Powell. The base salary of the other named executive officers was established based primarily upon analysis of the surveys described above and the Company's historical profitability. The Company believes that the officers' cash bonuses should be tied to the Company's success in achieving near-term results. Cash bonuses are based on a bonus pool determined by the Compensation Committee. The Compensation Committee's primary goal is to tie bonus awards to the performance of the Company.

The Compensation Committee's objective of establishing levels of executive compensation designed to motivate, reward and retain creative management talent was furthered during fiscal 1998 primarily through a combination of basic salary and cash bonus payments. During fiscal 1999, certain executive officers received an increase in their base salary, increases ranging from approximately 8% to 9% of base salary for the previous fiscal year. As a result of the Company's profitability for fiscal 1998, the executive officers including the Company's Chairman of the Board, Chief Executive Officer, and President did not receive cash bonuses. Aggregate bonuses to executive officers for fiscal 1997 and fiscal 1996 approximated 3% and 5% respectively of the Company's net earnings before taxes during each of such years.

The Compensation Committee intends to reward long-term strategic management practices and enhancement of shareholder value through the award of stock options and other stock based awards under the Company's 1993 Performance and Equity Incentive Plan. The objective of equity based compensation is to more closely align the interest of the executive officers with those of the shareholders. The ultimate value of the awards will depend on the continual success of the Company, thereby creating a continuing incentive for executive officers to perform long after the initial grant. However, the Compensation Committee believes that total executive compensation in future years will include equity-based incentive compensation, such as stock options and stock bonuses.

We believe that the Company has an appropriate compensation structure which properly rewards and motivates its executive officers to build stockholder value.

William F. Weitzel, Chairman
James R. Agar
Robert B. Cullum, Jr.
Gary C. Rawlinson

Shareholder Return Performance Graph
The following graph presented in accordance with the requirements of the Securities and Exchange Commission shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years as compared to the returns of the American Stock Exchange Market Value Index (the "Broad Market Index") and the MG Industry Group Index -Apparel and Accessories Stores ("the Industry Index"). The Industry Index includes The Gap, Inc., The Limited, Inc., Talbot's and other apparel and accessories stores.

The graph assumes an investment of $100 at the beginning of the five-year period on January 29, 1993, and that any dividends were invested.

                                          Fiscal Year Ending
Company             1993      1994     1995      1996     1997      1998

Harold's          100.00    112.50   150.00    181.95   204.91    106.59
Stores Inc.
Industry Index    100.00     85.51    68.99     71.09    91.36    142.36
Broad Market      100.00    119.40   104.21    133.57   143.76    163.98

RELATED PARTY TRANSACTIONS
The Company leases its original Norman, Oklahoma store and certain related facilities from a corporation, the shareholders of which consist of Harold G. Powell and his spouse. The lease has a term of 12 years ending on April 30, 2008 and provides for annual rental equal to 4% of gross sales with no fixed minimum rental, plus utilities and property taxes. Prior to May 1, 1996, the Company leased these facilities under several related leases from a corporation, the shareholders of which include the wife of Harold G. Powell, and from certain trusts, the beneficiaries of which are Mr. Powell, his children and other members of his family. These prior leases were restructured effective May 1, 1996 following the death of the mother of Harold G. Powell into the lease described above. The prior leases contained "percentage rent" provisions similar to the provision described above in connection with the current master lease, and the restructuring did not result in any increase in the percentage of gross sales payable by the Company as rent. During fiscal 1998, the Company made aggregate rental payments of approximately $131,000, pursuant to the prior leases and the master lease.

The Company leases certain Dallas, Texas office space, a Norman, Oklahoma distribution center facility and retail space (Norman
Outlet) from a limited partnership whose partners are stockholders and directors of the Company. The term of the Dallas, Texas office space lease is sixteen years commencing April 1, 1996, with annual rent payments of $158,000 plus insurance, utilities, and property taxes until April, 2000, at which time the rent will be $180,000 plus insurance, utilities and property taxes, increasing $2,500 each year thereafter. The term of the distribution center lease is sixteen years commencing July 1, 1996 with annual rental payments of $338,438 plus insurance, utilities and property taxes until July, 2001, at which time the annual rent will increase annually on a fixed scale up to a maximum of $419,951 during the final year of the lease. The term of the retail space lease is twelve years commencing June 4, 1996, and amended December 30, 1997 with a retroactive date of January 1, 1997, with annual rental payments of $84,106 plus percentage rent equal to four percent of sales plus insurance, utilities, and property taxes.

The limited partnership also owns a 50,000 square foot facility in Dallas, Texas. The Company is currently negotiating with the limited partnership to lease the facility for anticipated occupancy in the second half of fiscal 1999. The Company intends to use approximately 31,000 square feet as a new Dallas buying office with the remainder to be utilized for storage and expansion. The present Dallas Buying Office will either be subleased or sold. The Company is currently engaged in negotiations with a potential sublessee but there is no assurance that a sublease will be consummated on terms favorable to the Company.

In the opinion of management, the terms of these lease agreements are fair and reasonable and at least as favorable to the Company as would be reasonably expected from an unrelated third party operating properties of equal quality in similar locations at the time of their execution. These lease agreements were approved by the Special Real Estate Committee, comprised of three outside directors, and the Board of Directors of the Company, prior to the execution of such leases.

Michael T. Casey, a director of the Company, provided real estate consulting services to the Company during fiscal 1998 for which he was paid $67,500.00. Consulting services included the evaluation of prospective new retail store locations and lease negotiations.

VOTING
The election of each director at the Annual Meeting will be by plurality vote. Any other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

The office of the Company's Secretary appoints an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Annual Meeting. Neither the corporate law of the State of Oklahoma, the state in which the Company is incorporated, nor the Company's Certificate of Incorporation or Bylaws, have any specific provisions regarding the treatment of abstentions and broker non-votes. It is the Company's policy to count abstentions or broker non-votes for the purpose of determining the presence of a quorum at the meeting. Abstentions will be treated as shares represented at the Annual Meeting for determining results on actions requiring a majority vote but will not be considered in determining results of plurality votes. Shares represented by proxies returned by brokers where the broker's discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxy. Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy.

Because directors are elected by a plurality vote rather than a majority of the shares entitled to vote or a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominees will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
The Board of Directors, as recommended by the Audit Committee, has selected KPMG Peat Marwick LLP to serve as the Company's independent certified public accountants for the fiscal year ending January 30, 1999. It has been the auditors of the accounts of the Company since 1987. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROPOSALS OF SHAREHOLDERS
The Board of Directors will consider proposals of shareholders intended to be presented for action at the Annual Meeting of Shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company's Proxy Statement if they are received in a timely manner and if certain requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 1999 Annual Shareholders' Meeting, a written proposal complying with the requirements established by the Securities and Exchange Commission must be received at the Company's principal executive offices located at 765 Asp, Norman, Oklahoma 73069 no later than January 29, 1999.

OTHER MATTERS
The Company does not know of any matters to be presented for action at the meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting, it is intended that the proxy solicited hereby will be voted in accordance with the recommendation of the Board of Directors.

Copies of the Annual Report of Harold's Stores, Inc. to the Securities and Exchange Commission on Form 10-K may be obtained, without charge to shareholders, by writing Harold's Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970.



                              PROXY
                      HAROLD'S STORES, INC.
            765 Asp Avenue, Norman, Oklahoma   73069
PROXY

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HAROLD'S STORES, INC.
The undersigned hereby appoints H. Rainey Powell and Linda L. Daugherty, or any one of them, each with the power to appoint his or her substitute, as proxies, and hereby appoints and authorizes them to represent and vote as designated below, all the shares of Common Stock, held of record by the undersigned on April 30, 1998, at the Annual Meeting of Shareholders of Harold's Stores, Inc. (the "Company") to be held in the Presidents' Room of the University of Oklahoma Memorial Union in Norman, Oklahoma at
2:00 p.m. on Friday, June 26, 1998, and at any adjournment thereof.

1.   ELECTION OF DIRECTORS
________FOR  all nominees listed below         _____WITHHOLD AUTHORITY
(except  for the nominee(s) lined out below)   to vote for  all nominees below

Harold G. Powell, Rebecca Powell Casey, H. Rainey Powell, Kenneth
                     C. Row, James R. Agar,
  Michael T. Casey, Robert B. Cullum, Jr., Lisa Powell Hunt, W.
      Howard Lester, Gary C. Rawlinson, William F. Weitzel

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.



IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1.

                          Please  sign  exactly as  name  appears
below. When shares are held as  joint tenants, both should sign.
When signing as attorney, as executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign partnership name by authorized person. If a limited liability company please sign name by authorized person.


Date:__________________________, 1998

___________________________Signature
PLEASE MARK, SIGN, DATE AND RETURN
THIS PROXY CARD PROMPTLY USING
THE ENCLOSED ENVELOPE.